FOR IMMEDIATE RELEASE

Contact: Tom Hoyer Executive Vice President, Chief Financial Officer (954) 759-6991	John Scherer Vice President, Treasurer (954) 760-6556

NATIONSRENT COMPANIES, INC. ANNOUNCES LAUNCH
OF SENIOR NOTE OFFERING

FORT LAUDERDALE, FL, APRIL 14, 2005 – NationsRent Companies, Inc. (the “Company”) announced today that it intends to offer in a private placement, and subject to market and other conditions, $150 million in aggregate principal amount of senior unsecured notes due 2015 in an offering to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, to persons outside the United States in compliance with Regulation S and to a limited number of institutional accredited investors with the meaning of Regulation D.

The Company intends to use the proceeds for general corporate purposes and to repurchase its 6.5% convertible subordinated notes.

This announcement is neither an offer to sell nor a solicitation to buy these securities. The securities will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

The Company is headquartered in Fort Lauderdale, Florida, and is one of the country's leading full service equipment rental companies and operates 267 locations (including 100 at Lowe’s Home Improvement locations) in 26 states. The Company’s stores offer a broad range of high-quality construction equipment with a focus on superior customer service at affordable prices with convenient locations in major metropolitan markets throughout the U.S. More information is available at http://www.nationsrent.com.

All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors that include, but are not limited to, risks associated with the economy in general or construction spending in particular, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. The Company has no current intention or obligation to update these forward-looking statements, even if its situation or expectations change in the future.